Execution Version

September 2, 2018

Mr. Corning Painter
4807 Leeds Court
Center Valley, PA 18034

Re: Restrictive Covenants Agreement

Dear Corning:

        Orion Engineered Carbons S.A. (together with its subsidiaries and affiliates, “Orion” or “the Company”) is entering into a letter agreement with you, dated September 1, 2018 (your “Letter Agreement”), which establishes your compensation and certain terms of your employment as Chief Executive Officer of Orion Engineered Carbons, S.A. In consideration of your appointment as Chief Executive Officer and the payments to be made to you under the Letter Agreement (including, without limitation, potential termination benefits), you agree as follows:

1.Covenants.
(a)Protected Information. You recognize and acknowledge that you will have access to various confidential or proprietary information concerning Orion of a special and unique value, including without limitation: (1) books and records related to operation, finance, accounting, sales, personnel and management; (2) policies and matters related particularly to operations such as customer service requirements, costs of providing service and equipment, operating costs and pricing matters; and (3) various trade or business secrets, including business opportunities, marketing or business diversification plans, business development and bidding techniques, methods and processes, financial data and the like (collectively, the “Protected Information”). You shall not at any time during the Restricted Period, or at any time thereafter, make use of or disclose, directly or indirectly, to any other person or organization (except as authorized by Orion) any Protected Information. This section shall not apply: (A) to the extent you are required to disclose Protected Information by law, court order, or governmental authority, provided that you shall promptly notify Orion, to the extent permitted, of any such required disclosure and will use your reasonable best efforts to ensure that Orion has sufficient time to intervene or object to such disclosure or otherwise act to protect its interests and you shall not disclose any Protected Information while any such objection is pending to the extent permitted and Orion shall indemnify you for any reasonable legal fees or other costs incurred by you in relation to providing such notice or in connection with any such pending objection by Orion; or (B) to any information that is available to the general public through no act or omission of you.
(b)Non-Competition; Non-Solicitation. You acknowledge that (1) in your role as Chief Executive Officer, you will receive Protected Information, including Company trade secrets and (2) that the Company has devoted extensive time, effort and resources in maintaining a stable workforce and that, as a result of your role as Chief Executive Officer, you will have direct contact and dealings with employees of the Company, and therefore, (A) you acknowledge and agree that the Company’s goodwill is inextricably

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intertwined with such relationships and information and that the following restrictions are both reasonable and commensurate with and in light of the foregoing and (B) you further acknowledge that the goodwill and other proprietary interests of the Company will suffer irreparable and continuing damage in the event you enter into competition with the Company.
(i)During the Restricted Period, you agree that you will not, directly or indirectly, engage in, assist or have any active interest or involvement, whether as an employee, agent, consultant, creditor, advisor, officer, director, stockholder (excluding a stockholder of less than 1% of the stock of a public company), partner, proprietor or any type of principal whatsoever, in any person, firm or business entity that directly or indirectly is engaged in any business which is in competition with any business that Orion is then engaged in or is in development by Orion at such time (or, following your termination of employment, any business that Orion was engaged in or was in development by Orion as of the date of your termination of employment).
(ii) During the Restricted Period, you shall not in any manner, directly or indirectly, recruit, solicit for employment, hire or cause to be hired by any non-Orion entity any individual who is then, or who has been within the preceding six-month prior to the termination of your employment with Orion, an employee of Orion or any of Orion’s clients.
(c)Non-Disparagement. During your employment with Orion and for five years after the date your employment terminates, you shall not, directly or indirectly, in public or private, deprecate, impugn, disparage or make any remarks that would tend to be construed or be construed to defame you or any of Orion or its officers or members of the board of directors, nor shall you assist any other person, firm or company in so doing, other than intra-Company discussions that are in furtherance of the ordinary course performance of your duties with the Company. For the avoidance of doubt, nothing in this Agreement precludes you from (1) making any truthful statements in testimony required pursuant to a court order, subpoena, or other valid legal process or (2) making any truthful statements in connection with a court order, subpoena or other valid legal process in the course of enforcing the terms of your employment agreement dated September 2, 2018 or any other agreement between you and the Company.
(d)Return of Documents and Other Materials. Upon your date of termination for any reason, or at any other time as Orion may request, you shall promptly return to Orion all records, memoranda, notes, plans, reports, computer tapes and equipment, software and other documents or data which constitute Protected Information which you may then possess or have under your control (together with all copies thereof whether in paper, electronic or other form) and all credit cards, keys and other materials and equipment which are Orion’s property that you have in your possession or control.
(e)Notwithstanding anything to the contrary in this letter or otherwise, nothing shall limit your rights under applicable law to provide truthful information to any governmental entity or to file a charge with or participate in an investigation conducted by any governmental entity. You are hereby notified that the immunity provisions in

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Section 1833 of title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (1) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (2) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (3) to your attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order.
2.Definitions.
“Restricted Period” means the period commencing on the start date of your employment with Orion and ending on the one-year anniversary of the termination of your employment for any reason; provided that in the event of a Change in Control Termination Event (as defined in your Letter Agreement), the Restricted Period shall end on the three-year anniversary of the termination of your employment.
3.Additional Terms.
(a)Enforcement of Covenants.
(i) You agree that given the nature of Orion’s business, and as further set forth in Section 1, the scope and duration of the covenants set forth in Section 1 above are reasonable and necessary to protect the legitimate business interests of Orion and do not unduly interfere with your career or economic pursuits. You recognize and agree that in the event that you breach any of the covenants set forth in Section 1 (a), (b) and (c), or a material breach of Section (d), each during the Restricted Period, Orion shall have the right to discontinue any or all remaining payments or benefits payable pursuant to your Letter Agreement. Such termination of employment or discontinuance of benefits shall be in addition to and shall not limit any and all other rights and remedies that Orion may have against you.
(ii) You acknowledge that a breach of any of the covenants set forth in Section 1 (a), (b) and (c), or a material breach of Section (d) above will each constitute immediate and irreparable harm to Orion’s business, for which damages cannot be readily calculated and for which payment of damages is an inadequate remedy. Accordingly, you acknowledge that Orion shall be entitled to seek an injunction or injunctions to prevent any breach or threatened breach of any covenant set forth in Section 1 (a), (b) and (c), or a material breach of Section (d) above, and you hereby consent to the issuance thereof, forthwith and without bond by any court of competent jurisdiction.
(b)Governing Law. This letter will be governed by the laws of the state of  Texas without regard to its conflicts of law principles.

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(c)Severability and Reformation. Whenever possible, each provision of this letter shall be interpreted in such manner as to be effective, valid and if appropriate, reformed under applicable law, but if any provision of this letter is held to be invalid, illegal or unenforceable under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction, but this letter shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. If a court holds that the restrictions stated herein are unreasonable, the parties hereto agree that the maximum period, scope or geographical area reasonable under the circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.
(d)Survival. The provisions of this letter will survive any termination of your employment with Orion for the applicable time periods set forth herein.
*  *  *

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Sincerely,
Orion Engineered Carbons S.A.
By:  ____________________________
        Dan Smith
        Member, Board of Directors of Orion

I agree with and accept the foregoing terms.

____________________________
Corning Painter
Signature Page to Restrictive Covenants Agreement

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